Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHAVANT CAPITAL ACQUISITION CORP.

Chavant Capital Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The certificate of incorporation of the corporation is hereby amended by deleting the text of Article FIRST thereof in its entirety and inserting the following in lieu thereof:

“The name of the corporation is Mobix Labs, Inc. (the ‘Corporation’).”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 21st day of December, 2023.

CHAVANT CAPITAL ACQUISITION CORP.

By:	/s/ Jiong Ma
Name:	Jiong Ma
Title:	Chief Executive Officer